Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Fund of Colorado (the 'Fund') was held on June 29, 2011.
The holders of shares representing 89% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).


1.  To elect Trustees.

Dollar Amount of Votes:

Trustee			For		Withheld

Tucker Hart Adams		239,203,399		2,539,167
Ernest Calderon		239,722,668		2,019,897
Thomas A. Christopher		239,654,709		2,087,846
Gary C. Cornia		239,654,709		2,087,846
Grady Gammage, Jr.		239,520,549		2,222,006
Diana P. Herrmann		237,934,230		3,808,326
Lyle W. Hillyard		239,631,405		2,111,150
John C. Lucking		239,156,114		2,586,441
Anne J. Mills		239,042,013		2,700,553


2.  To ratify the selection of Tait Weller & Baker,
LLP as the Fund's independent registered public accounting firm.


Dollar Amount of Votes:

For			Against		Abstain

237,955,531		1,252,225		2,534,799